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[HORIZON LOGO]

                                                                    EXHIBIT 99.1
515 Franklin Square, Michigan City, Indiana

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: May 5, 2004

                              FOR IMMEDIATE RELEASE

                       Horizon Announces Stock Repurchase

Michigan City, Indiana, (May 5, 2004) - Horizon Bancorp today announced that it re-purchased 30,000 shares of Horizon Bancorp stock at a purchase price of $25.38 per share. The stock was purchased from Chairman of the Board, Robert C. Dabagia, after the market close on May 3, 2004. The purchase price was equal to the closing price on NASDAQ on that date. The transaction will have a positive impact on earnings per share and return on equity.

As Mr. Dabagia approaches his late sixties, he and his wife have decided to sell a portion of their holdings in Horizon Bancorp to diversify their personal financial portfolio. Mr. Dabagia's desire to diversify presented the Company with an attractive opportunity to repurchase a large number of shares in a single transaction.

The number of shares involved is approximately 1% of Horizon's total shares outstanding. Mr Dabagia will continue to own a considerable block of Horizon Bancorp stock after this transaction.

Horizon Bancorp is a locally owned, independent, bank holding company serving the Northwestern Indiana/Southern Michigan area. It offers banking, insurance, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart and Merrillville, Indiana, and St. Joseph, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

         Contact:          Horizon Bancorp
                           James H. Foglesong
                           Chief Financial Officer
                           (219) 873-2608
                           Fax: (219) 874-9280

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